Exhibit 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA 90071 PHONE: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com

RELIANCE STEEL & ALUMINUM CO.

ANNOUNCES NEW BOARD MEMBER

Los Angeles, CA — October 1, 2010 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that John G. Figueroa, 47, has joined its Board of Directors effective October 1, 2010. Mr. Figueroa has served as President of the U.S. Pharmaceutical Group of McKesson Corporation since 2006, and prior to that served in other senior management positions with McKesson Corporation since 1997. Mr. Figueroa will serve on the Nominating and Governance Committee of the Board of Directors. Mr. Figueroa received an M.B.A. degree from Pepperdine University and B.A. degrees in Political Science and English Literature from the University of California at Los Angeles.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2010 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

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